Zanett, Inc.
Second Quarter Financial Results
August 14, 2007


Operator:           Good morning ladies and gentlemen and thank you for
standing by. Welcome to the Zanett Incorporated Second Quarter Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. Should you require assistance during today's conference, please press star zero for an Operator. As a reminder today's call is being recorded, Tuesday, August 14th, 2007.

                    At this time I would like to turn the conference over to Mr. Sanford Diday with the RedChip Company. Please go ahead sir.

Sanford Diday:      Thank you Matt, good morning.  Good morning everyone and
welcome to the Zanett Second Quarter 2007 Earnings Conference Call. Joining me on the call today are the Chairman and CEO of Zanett, Mr. Claudio Guazzoni, and Mr. Dennis Harkins, the Chief Financial Officer.

                    During the course of this conference call we will make forward-looking statements regarding future events the future performance of the Company. We caution you that such statements reflect our best judgment, based on factors currently known to us and that actual results could differ materially. Please refer to the documents we file from time-to-time with the Security and Exchange Commission and specifically our 10Q for the quarter ended June 30th, 2007, our 10K dated December 31st, 2006 and our periodic 8K filings. These documents contain and identify important factors that may cause the actual results to differ from those contained in our forward-looking statements. We assume no obligation to update any forward-looking statements that we make.

                    In adherence to Regulation Fair Disclosure, the Company will provide information in its quarterly financial results press release and this publicly announced financial results conference call. We will not provide any further guidance or updates on our performance during the quarter unless we do so in a public forum.

                    And with that I'd like to turn the call over to Claudio Guazzoni, the Chairman and Chief Executive Officer of Zanett. Claudio?

Claudio Guazzoni: Thank you Sanford. This is Claudio Guazzoni, Zanett's Chairman and CEO. As Sanford mentioned, with me today on the phone call is Dennis Harkins, Zanett's Chief Financial Officer. Jack Rapport, Zanett's President and Head of our Government DOD unit, today is working from an undisclosed location with no standard connectivity so will not able to join us on today's call. However both Dennis and I will be giving you as much as an update as we can give on our DOD and Intelligence Community work.

                   Let's go to Q2. Q2 was another exciting quarter for Zanett. Two bullet points here, we had record revenue and we have continued to set up our infrastructure for future profitable growth. So let's get into some of the details.

                        Top line growth, Q2 was a record revenue quarter for Zanett. In the second quarter 2007 we saw our revenues grow to $12.5 million, which resulted in double-digit year-to-year growth. Gross margins net of stock option expenses, on services were 29.7% for the three months ended June 30th, 2007, as compared to 32.3 for the same period 2006.

                        This slight decline in margin is a result of an increase of our use of outside contractors, which is partially offset by the increase in our own billing rates. This last increase, the one in our own billing rates, is a testimony to the extremely qualified consultants being represented in the Zanett team.

                         For the six months, we saw revenue grow to $24.5
million, right on track to our $50 million run rate that we have talked about earlier this year, right on track. In terms of our feature M&A opportunities, we continue to aggressively seek out additional M&A targets to compliment our strong organic growth. Just remember historically half of our growth has been organic, half of our growth has been from M&A, so both sides are very important.

                         Our acquisition earlier this year of the DBA Group,
just a few months back, shows our continued commitment and emphasis on acquisitive growth.

                         In fiscal 2006 organic growth was well over 15%, and
while we have not seen those types of numbers in fiscal '07 yet, we have seen organic growth of about 12% and we expect this number to grow over the next six quarters or so.

                         Our deals pipeline remains very strong.  Again we
are in active discussions with firms that are, in total have about $250 million of aggregate revenues. Our gross pipeline of firms is north of $500 million. I'm quite hopeful that we'll get two or maybe three more deals done in 2007. It's really an incredible opportunity out there and we're out there every day capitalizing on it.

                         So with that, I'm going to turn the call over now to
Dennis Harkins, who will focus on the details of our financial results from the second quarter. Dennis?

Dennis Harkins:        Thanks Claudio.  For the second quarter ended June
30th, 2007 our GAAP net loss was approximately $560,000, or $0.02 per share, as compared to a net loss of 250,000 for the same period in 2006. As we break that down further, our EBITDA, earnings before interest, taxes, depreciation, and amortization, from our operating units, less stock compensation was approximately 890,000 for the three months ended June 30th, 2007, as compared to 1.3 million from operations for the three months ended June 30th, 2006. Corporate expenses, net of depreciation and stock compensation for the three months were $580,000, bringing Company cash EBITDA less stock compensation to approximately 310,000 for the three months ended June 30th, 2007.

                       It's important to note, corporate expenses continued to decrease. These decreases are a result of the expense measures we put in place in early 2006. As we mentioned before, we set out to cut our expenses from our corporate operating model in 2006 and we did so, saving over 700,000 annualized. Late in quarter two we identified more savings, which will then annualized will save more than 200,000 in corporate expenses annually. We continue to look for ways where we continue to deliver the same high class service, but at the same time understanding that we cannot impact the quality of any of our services.

                        The additional charges for the three months for net interest expense of 536, taxes of 18 and depreciation north of 200,000, along with stock compensation of about 100,000, total 855,000 bringing us to our GAAP net loss of 560,000 for Q2, 2007.

                         For the six months ended June 30th, 2007 our net loss
was 1.3 million, as compared to a net loss from continued operations of 700,000 for the six months ended June 30th, 2006.

                         As we mentioned in our previous call last quarter,
we had costs associated with our alignment of all of our business segments. We believe these costs, some of which were one-time costs, have either run their course or will begin to produce, where in the past expenses did not have a significant revenue impact.

                         Our EBITDA less stock compensation for the six
months ended June 30th, 2007 was approximately 400,000, compared to 1.4 million for the same period in 2006. It's important to note that we have invested an additional 500,000 in selling and marketing expenses this year, as compared to last year. These additional costs represent our commitment to growth. Some of these growth drivers will not significantly influence our revenue stream until future quarters, but we believe in order to gain market share that these street on the feet are necessary to fuel future growth.

                         Let's talk about our operating segments and how they
performed. For the three months ended June 30th, 2007 Zanett Commercial Solutions, ZCS revenue was 10.5 million, as compared to 9.3 million for the same period in 2006, up 13%. Operating income for ZCS in the three months was 404,000, as compared to operating income of 786 for the same period in 2006.

                         As stated earlier, we experienced significant costs
in our business alignment, however we believe this new alignment will help us grow all businesses throughout the country and will eventually be one of our most important growth drivers. We look forward to increasing the profitability, as well as the revenue stream from our commercial segment.

                         For the six months ended June 30th, 2007 operating
income was 600,000, as compared to 1.5 million for the six months ended June 30th, 2006. In review, the Commercial division for the six months ended June 30th, 2007 we have strong revenue growth of 16%, of which organic growth was again in double-digits. We were able to seamlessly integrate the DBA Group and continue to develop not only our relationships with Oracle, but our current structure into even more of a profitable model.

                          Turning now to the Defense side of our house,
Zanett Government divisions, Paragon Engineering and Project Management services are delivered in a highly classified world, so we can't get into the specifics of how and where were we deployed, our people during the quarter or the six months, however we continue to see our footprint expand.

                          Our continued focus on, our continued focus,
focusing on the jobs that are profitable reduced revenue somewhat by $75,000 for the three months ended June 30th, 2007. However, operating income and our EBITDA contribution from our Government segment remains strong, as our operating income for the three months ended June 30th, 2007 was $236,000, down only 14,000 from last year.

                        For the six months we have, we saw a revenue decline of 400,000 from 4.4 to 4 million, however our operating income only decreased 55,000 from 434,000 to 378,000 in the six months ended June 30th, 2007.

                        In 2007 we launched several initiatives in effort to grow future revenue. First we have redeployed our people and our assets to where the action is. This is called for our establishing new locations and putting our people in some new places around the globe. We now not only have the technical expertise, but we are physically in a position to get our share of the dollars being spent on our kinds of services. We are starting to reap the benefits of Paragon Engineering Center. This is where our engineers design, develop and prototype solutions to problems they encounter in their other roles, working for the intelligence community.

                        Finally we've started to pay more attention to the home game. As we've noted in some of our press releases, most of our work to date has been in the area of the away game; that is working for the Department of Defense and Intelligence community. Toward the end of 2006 we got active in teaming up with companies that are more focused on working with the Department of Homeland Security, the major purchasing vehicle for IT engineering and consulting services for DHS is the so-called Eagle Contract. Aspects of this contract and the sub contracts under it are highly classified, however we have previously announced the team which we are on was awarded the opportunity to render software development and management support services under the contract.

                        As we mentioned before, as a result of the highly classified nature, we cannot and we will not speculate on what we, on what this will mean in revenue dollars for Paragon or Zanett, but as we've noted in our press release, we anticipate seeing work from the contract beginning in the later half of this year and beyond and this is still our belief.

                        In summary, despite the uncertainty surrounding future technology projects and programs created by the war effort, we're very bullish on Paragon's organic growth prospects for later this year and expect these initiatives to pay off handsomely.

                        With that, I'll turn it back to Claudio.

Claudio Guazzoni:       Thank you Dennis, for a very good briefing.  In
summary, Q2 we recorded revenue. Our EBITDA net of stock compensation for the first half of 2007 was approximately $0.5 million. We continue to focus not only on operations, but on balance sheet management. In fact this past week we have just gotten notice that we've become effective with our debt only registration statement for our notes, which will help lower our cost of capital and also raise money for future acquisitions. We're very happy about that.

                        We continue to service our blue chip client base and we continue to become market leaders, both within the Government, DOD Intel community and Commercial sectors.

                        Let's all remember now that we have grown this business from zero to 50 million run rate in a little over five years. That is quite a feat. And we're chasing a $10 billion market out here. We do have a great opportunity, we have what we believe to be a very credible plan to hit $250 million in revenue within three or four years.

                        So with that, I'd like to open up this call for questions and let's go to Q&A.

Operator:             Thank you sir.  Ladies and gentlemen if you wish to ask
a question, please press the star followed by the one on your touchtone telephone. You may remove yourself from the queue by pressing the star
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received.  If you are using speakerphone we ask that you lift the handset
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                        And once again ladies and gentlemen, if you wish to
ask a question please press star one at this time.  One moment please.

                        Gentlemen, there appear to be no questions at this time. Please continue with any additional comments.

Claudio Guazzoni:       We just want to thank everybody for today's visit.
As we've stated earlier, we have a, a great opportunity here. We've seized the moment, grown the Company from zero to $50 million in little over five years. We've concentrated on the past two quarters in implementing infrastructure modifications that will get this business to the profitable state where it should be and we're going to reap those benefits over the next four to six quarters. So I'm very excited to be here at this present moment at Zanett and very excited about the next four to six quarters.

                        Thank you all for the visit.

Operator:               Thank you sir.  Ladies and gentlemen, that concludes
our conference call for today.  If you would like to listen to a replay of
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                        Again, thank you all for your participation.  You may
now disconnect.